SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
August 9, 2005 (August 8, 2005)
JAKKS PACIFIC, INC.
(Exact Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-28104 (Commission File Number)	95-4527222 (I.R.S. Employer Identification No.)

22619 Pacific Coast Highway Malibu, California (Address of principal executive offices)		90265 (Zip Code)
Registrant’s telephone number, including area code: (310) 456-7799
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

JAKKS PACIFIC, INC.
INDEX TO FORM 8-K
FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
AUGUST 9, 2005
ITEMS IN FORM 8-K

Page

Facing Page	1

Item 8.01 Other Events	3

Signatures	4

Item 8.01 Other Events
     On August 8, 2005, Jack Friedman, the Company’s Chairman and Chief Executive Officer, entered into a trading plan intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.
     Mr. Friedman’s trading plan provides for the sale of up to 163,299 shares of the Company’s common stock, which sales will not commence until shortly after the public announcement of the Company’s financial results for the quarter and year ended December 31, 2005. The sales under Mr. Friedman’s plan are intended to span between four and five weeks after the initial sale thereunder.
     The proceeds anticipated to be received from the sale of these shares (based upon the current market value of the Company’s common stock) will be used to reimburse Mr. Friedman for a portion of the total costs incurred or to be incurred by him in connection with his exercise of options that would have otherwise expired or will otherwise be expiring within the next 12 months and the tax obligations arising as a result of his exercise of such options. Specifically, from October 2003 through June 2006, Mr. Friedman has exercised or, based upon the current market value of the Company’s common stock, intends to exercise options to purchase 369,754 shares of common stock, including his recent exercise of an option to purchase 55,308 shares of common stock, which option would have otherwise expired on August 12, 2005.
     Mr. Friedman’s trading plan supersedes the Form 144 recently filed by Mr. Friedman contemplating the sale by him of 163,299 shares, with the shares in Mr. Friedman’s trading plan consisting of the same 163,299 shares that were the subject of such Form 144.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 9, 2005	JAKKS PACIFIC, INC.
	By:	/s/ Joel Bennett
Joel Bennett
Executive Vice President and Chief Financial Officer

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